Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
ZipRecruiter, Inc.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities
CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	5,225,194(2)	$17.63(4)	$92,120,170.22	0.0001102	$10,151.64
Equity	Class A Common stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	743,198(3)	$14.99(5)	$11,140,538.02	0.0001102	$1,227.69
Total Offering Amounts					$103,260,708.24		$11,379.33
Total Fee Offsets(6)							$0
Net Fee Due							$11,379.33

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall cover any additional shares of the common stock of ZipRecruiter, Inc. (the “Registrant”) that become issuable under the 2021 Equity Incentive Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “Purchase Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)	Represents 5,225,194 shares of the Registrant’s common stock that were automatically added to the shares reserved for issuance under the 2021 Plan on January 1, 2023 resulting from the automatic annual increase pursuant to the provision of the 2021 Plan that sets forth the number of authorized shares reserved and available for issuance thereunder.
(3)
Represents 743,198 shares of the Registrant’s common stock that were automatically added to the shares reserved for issuance under the Purchase Plan on January 1, 2023 resulting from the automatic annual increase pursuant to the provision of the Purchase Plan that sets forth the number of authorized shares reserved and available for issuance thereunder.

(4)
Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The New York Stock Exchange on February 23, 2023.

(5)
Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The New York Stock Exchange on February 23, 2023. Under the Purchase Plan, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s common stock on the offering date or the purchase date, whichever is less.

(6)	The Registrant does not have any fee offsets.